Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-155794) of United Air Lines, Inc. of our report dated February 22, 2011, with respect to the consolidated financial statements and schedule of United Air Lines, Inc., included in this Annual Report (Form 10-K) of United Air Lines, Inc. for the year ended December 31, 2010.

/s/ ERNST & YOUNG LLP

Chicago, IL

February 22, 2011